Exhibit 99.1

Executive Officers of the Registrant

      Martin I. Cole, 48, has been our Chief Executive—Government Operating Group since September 2004. From September 2000 to August 2004, he served in leadership roles in our outsourcing group, including serving as Global Managing Partner of the Outsourcing & Infrastructure Delivery group. Prior to these roles, Mr. Cole held numerous leadership positions in our Government operating group. Mr. Cole has been with Accenture for 24 years.

      Joellin Comerford, 52, has been our Chief Executive—Outsourcing & BPO Businesses since September 2004. She was Chief Executive—Outsourcing Operations from February 2004 to September 2004 and our Group Director—Sales Development from March 2003 to February 2004. From September 2002 to March 2003, she was managing partner of Corporate Development in the Americas. From September 2000 through August 2002, Ms. Comerford was Managing Partner, Ventures & Alliances in our Communications & High Tech operating group. From September 1998 through August 2000, Ms. Comerford was the Global Director of Sales for our Business Process Management organization. Ms. Comerford has been with Accenture for 27 years.

      Anthony G. Coughlan, 47, has been our Principal Accounting Officer since September 2004 and our Controller since September 2001. From September 2000 to September 2001, Mr. Coughlan was co-managing partner of our central finance group. From September 1997 to September 2000, he was managing partner of our global services organization finance group. Mr. Coughlan has been with Accenture for 26 years.

      Karl-Heinz Flöther, 52, has been our Chief Executive—Financial Services Operating Group since December 1999. From June 1998 to February 2000, he was the Country Managing Partner of our Germany practice. In addition, Mr. Flöther served as one of our directors from June 2001 to February 2003. Mr. Flöther has been with Accenture for 25 years.

      Mark Foster, 45, has been our Chief Executive—Products Operating Group since March 2002. From September 2000 to March 2002 he was managing partner of our Products operating group in Europe. From August 1999 to September 2000 Mr. Foster was global managing partner of our Automotive, Industrial and Travel & Transportation industry groups. From May 1999 to August 1999 he was the head of our Pharmaceuticals & Medical Products client group in Europe. From September 1997 to May 1999 Mr. Foster led our change management competency in our Pharmaceuticals & Medical Products industry group. Mr. Foster has been with Accenture for 20 years.

      Robert N. Frerichs, 52, has been our Chief Quality & Risk Officer since September 2004. From November 2003 to September 2004, he was chief operating officer of our Communication & High Tech operating group. From August 2001 to November 2003, he led the market maker team for our Communications & High Tech operating group. Prior to these roles, Mr. Frerichs held numerous leadership positions within our Communications & High Tech operating group. Mr. Frerichs has been with Accenture for 28 years.

      William D. Green, 51, has been a director since June 2001 and our CEO and Chairman of our Executive Leadership Team since September 2004. From March 2003 to August 2004 he was our Chief Operating Officer—Client Services, and from August 2000 to August 2004 he was our Country Managing Director, United States. He was our Chief Executive—Communications & High Tech Operating Group from December 1999 to March 2003. From September 1997 to December 1999, Mr. Green was responsible for our Resources operating group. Mr. Green has been with Accenture for 26 years.

      Michael G. McGrath, 58, has been our Chief Financial Officer since July 2004. From November 2001 to July 2004 he was our Chief Risk Officer. He was our Treasurer from June 2001 to

November 2001. From September 1997 to June 2001, Mr. McGrath was our Chief Financial Officer. Mr. McGrath has been with Accenture for 31 years.

      Stephen J. Rohleder, 47, has been our Chief Operating Officer since September 2004. From March 2003 to September 2004, he was our Chief Executive—Government Operating Group. From March 2000 to March 2003, he was managing partner of our Government operating group in the United States. From March 1997 to March 2000, he was managing partner of our U.S. federal operating unit. Mr. Rohleder has been with Accenture for 23 years.

      Douglas G. Scrivner, 53, has been our General Counsel and Secretary since January 1996 and our Compliance Officer since September 2001. Mr. Scrivner has been with Accenture for 24 years.

      David C. Thomlinson, 48, has been our Chief Executive—Resources Operating Group since June 2003. From April 2002 to April 2003, he was managing partner of our Resources operating group in the EMEA region (encompassing Europe, the Middle East and Africa) and in Latin America. From April 2001 to April 2002, he was managing partner of the North America Utilities client group. From 1998 to April 2001, Mr. Thomlinson was responsible globally for the lines of business operations within the utilities industry group and managing partner for the Utilities industry group in the EMEA region. Mr. Thomlinson has been with Accenture for 18 years.

      Diego Visconti, 55, has been our Chief Executive—Communications & High Tech Operating Group since March 2003. From 1995 to March 2003, he was responsible for our Communications & High Tech operating unit in Europe and Latin America. From 1997 until May 2002, he was also the Country Managing Partner of our Italy practice. In addition, Mr. Visconti served as one of our directors from July 2001 to February 2003. Mr. Visconti has been with Accenture for 28 years.

PART III

ITEM 10.     DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

      For information about our executive officers, please see “Executive Officers of the Registrant” on page 27.

Directors

      Joe W. Forehand, 56, has been Chairman of the Board since February 2001. From November 1999 to August 2004, he was our CEO and served as Chairman of our Management Committee, our Executive Committee and our Global Leadership Council. From June 1998 to November 1999, Mr. Forehand was responsible for our Communications & High Tech operating group. Mr. Forehand has been with Accenture for 32 years. Mr. Forehand’s current term as director expires at the annual general meeting of shareholders in 2005.

      William D. Green, 51, has been a director since June 2001 and our CEO and Chairman of our Executive Leadership Team since September 2004. From March 2003 to August 2004 he was our Chief Operating Officer—Client Services, and from August 2000 to August 2004 he was our Country Managing Director, United States. He was our Chief Executive—Communications & High Tech Operating Group from December 1999 to March 2003. From September 1997 to December 1999, Mr. Green was responsible for our Resources operating group. Mr. Green has been with Accenture for 26 years. Mr. Green’s current term as director expires at the annual general meeting of shareholders in 2006.

      Steven A. Ballmer, 48, has been a director since October 2001. He is chief executive officer and a director of Microsoft Corp., the world’s leading manufacturer of software for personal and business computing. Since joining Microsoft in 1980, Mr. Ballmer has headed several Microsoft divisions, including operations, operating systems development, and sales and support. He was promoted to president in July 1998 and was named CEO in January 2000, assuming full management responsibility for the company. Mr. Ballmer’s current term as director expires at the annual general meeting of shareholders in 2006.

      Dina Dublon, 51, has been a director since October 2001. She is executive vice president and chief financial officer of J.P. Morgan Chase & Co., a leading global financial services firm created by the merger of Chase Manhattan and J.P. Morgan & Co. She will be retiring from her position as chief financial officer of J.P. Morgan Chase & Co., effective December 31, 2004. She has spent most of her professional career with J.P. Morgan Chase & Co. and its predecessor firms, starting as a trader. Prior to being named CFO, she held numerous other positions, including senior vice president and corporate treasurer, managing director of the Financial Institutions Division and senior vice president of corporate finance. Ms. Dublon serves on the Compensation Committee and as Chairwoman of the Finance Committee of our Board of Directors. Ms. Dublon’s current term as director expires at the annual general meeting of shareholders in 2006.

      Joel P. Friedman, 56, has been a director since June 2001 and our President—BPO Businesses since September 2004. He was Group Chief Operating Officer—Business Process Outsourcing from March 2003 to August 2004 and Partner—Corporate Development from November 2002 to March 2003. From March 2002 to November 2002, Mr. Friedman was Managing General Partner—Accenture Technology Ventures and from May 2001 to March 2002 he was Managing General Partner—Accenture Technology Ventures, Americas. From 1997 to 2000, he was responsible for our global Banking industry group. Mr. Friedman has been with Accenture for 33 years.

Mr. Friedman’s current term as director expires at the annual general meeting of shareholders in 2005.

      Dennis F. Hightower, 63, has been a director since November 2003. During 2000 until his retirement in 2001, he served as Chief Executive Officer of Europe Online Networks S.A., a Luxembourg-based Internet services provider. From 1996 until 2000, Mr. Hightower was Professor of Management at the Harvard Business School. Previously, Mr. Hightower held executive positions at various companies, including president of Walt Disney Television and Telecommunications; managing director of Russell Reynolds Associates; vice president at Mattel, Inc.; and vice president and general manager at General Electric Company. He is a director of Domino’s Inc., Northwest Airlines Corporation, The Gillette Company and The TJX Companies Inc. Mr. Hightower serves on the Compensation Committee and the Nominating & Governance Committee of our Board of Directors. Mr. Hightower’s current term as director expires at the annual general meeting of shareholders in 2007.

      William L. Kimsey, 62, has been a director since November 2003. Mr. Kimsey was formerly Global Chief Executive Officer of Ernst & Young Global, a position he held from 1998 until his retirement from the company in 2002. He is a director of Western Digital Corporation, Royal Caribbean Cruise Line Ltd and NAVTEQ Corporation. Mr. Kimsey serves on the Audit Committee of our Board of Directors. Mr. Kimsey’s current term as director expires at the annual general meeting of shareholders in 2007.

      Robert I. Lipp, 66, has been a director since October 2001. He became executive chairman of St. Paul Travelers Companies Inc. in April 2004 as a result of the merger between Travelers Property Casualty Corp. and The St. Paul Companies Inc. From December 2001 to April 2004, Mr. Lipp was chairman and chief executive officer of Travelers Property Casualty Corp. Mr. Lipp served as chairman of the board of Travelers Property Casualty Corp. from 1996 to 2000 and from January 2001 to October 2001, and was its chief executive officer and president from 1996 to 1998. During 2000 he was a vice-chairman and member of the office of the chairman of Citigroup. He was chairman and chief executive officer—global consumer business of Citigroup from 1999 to 2000. Mr. Lipp is chairman of the board of directors of St. Paul Travelers Companies Inc. and is a director of JP Morgan Chase & Co. Mr. Lipp serves on the Nominating & Governance Committee and Finance Committee of our Board of Directors. Mr. Lipp’s current term as director expires at the annual general meeting of shareholders in 2007.

      Blythe J. McGarvie, 47, has been a director since October 2001. She is president of Leadership for International Finance, LLC, a private advisory firm that focuses on improving clients’ financial positions and specializes in addressing the business challenges of and providing global perspectives to U.S. and multinational companies, primarily in the consumer goods and retail industries. From July 1999 to December 2002, she was executive vice president and chief financial officer of Bic Group, one of the world’s leading manufacturers of convenient, disposable products. Prior to joining Bic, she was senior vice president and CFO of Hannaford Bros. Co., a supermarket retailer, for five years. She has also held senior financial positions at Sara Lee Corp. and Kraft General Foods. She is a member of the board of directors of The Pepsi Bottling Group, Inc., St. Paul Travelers Companies, Inc. and Lafarge North America. Ms. McGarvie serves as the Chairwoman of the Audit Committee of our Board of Directors. Ms. McGarvie’s current term as director expires at the annual general meeting of shareholders in 2005.

      Sir Mark Moody-Stuart, 64, has been a director since October 2001 and our Lead Outside Director since November 2002. He is chairman of AngloAmerican plc, former chairman of The Shell Transport and Trading Company and former chairman of the Committee of Managing Directors of the

Royal Dutch/ Shell Group of Companies, a major global oil and gas enterprise. He was managing director of Shell Transport and a managing director of Royal Dutch/ Shell Group from 1991 to 2001. In addition to his position on the board of Anglo American plc, Sir Mark is a director of HSBC Holdings PLC and The Shell Transport & Trading Company PLC. He serves on the Finance Committee and as Chairman of the Compensation Committee of our Board of Directors. Sir Mark’s current term as director expires at the annual general meeting of shareholders in 2005.

      Masakatsu Mori, 57, has been a director since June 2001. He is chairman of Accenture Japan Ltd. From 1989 to March 2003, Mr. Mori was the Country Managing Partner of our Japan practice. Mr. Mori has been with Accenture for 35 years. Mr. Mori’s current term as director expires at the annual general meeting of shareholders in 2005.

      Carlos Vidal, 50, has been a director since February 2003, Chair—Partner Income Committee since March 2003 and our Managing Partner—Geographic Strategy & Operations since September 2004. He was our Managing Partner—Financial Services, NEWS Operating Unit (which includes the UK, Ireland, Italy, Greece, Eastern Europe, Latin America, Spain and Portugal) from 2000 to September 2004. In addition, Mr. Vidal has been our Country Managing Director, Spain since 1998 and Chairman of the Geographic Council for Spain, Portugal, South Africa, Nigeria and Israel since 2000. Mr. Vidal serves on the Finance Committee of our Board of Directors. Mr. Vidal has been with Accenture for 29 years. Mr. Vidal’s current term as director expires at the annual general meeting of shareholders in 2006.

      Wulf von Schimmelmann, 57, has been a director since October 2001. He is chief executive officer of Deutsche Postbank AG, which is Germany’s largest independent retail bank and ranks among the largest commercial banks in the German market. He is also a member of the board of directors of Deutsche Post World Net Group. Mr. von Schimmelmann serves on the Audit Committee and as Chairman of the Nominating & Governance Committee of our Board of Directors. Mr. von Schimmelmann’s current term as director expires at the annual general meeting of shareholders in 2007.

Audit Committee

      The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Securities and Exchange Act of 1934, as amended, consists of three of our non-employee directors. Sine November 2003, the committee members have been Blythe J. McGarvie, who is chairwoman of the committee, William Kimsey and Wulf von Schimmelmann. The Board has determined that each of the committee members meets the independence standards set forth in Accenture’s Corporate Governance Guidelines, as well as the current independence and financial experience requirements of the New York Stock Exchange. In addition, the Board determined that Ms. McGarvie was a “financial expert” within the meaning of the current rules of the Securities and Exchange Commission.

Section 16(a) Beneficial Ownership Reporting Compliance

      Under the federal securities laws, our directors, executive officers and 10% shareholders are required within a prescribed period of time to report to the Securities and Exchange Commission transactions and holdings in Accenture Ltd Class A common shares and Class X common shares. Our directors and executive officers are also required to report transactions and holdings in Accenture SCA Class I common shares. Based solely on a review of the copies of such forms received by us and on written representations from certain reporting persons that no annual corrective filings were required for those persons, we believe that during fiscal 2004 all these filing requirements were timely satisfied.

Code of Business Ethics relating to Directors and Executive Officers

      Accenture’s Code of Business Ethics is available on the Investor Relations section of our website at http://invester.accenture.com. Our Code of Business Ethics applies to all of our employees, including our CEO, Chief Financial Officer and Principal Accounting Officer, and to our directors, where appropriate. If our Board of Directors grants any waivers from our Code of Business Ethics to any of our directors or executive officers, or if we amend our Code of Business Ethics, we will disclose these matters through the Investor Relations section of our website.

ITEM 11.	EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth, for fiscal years 2004, 2003 and 2002, the compensation for our chief executive officer and for each of our four most highly compensated executive officers, other than the chief executive officer, serving as executive officers at the end of fiscal 2004. These five persons are referred to, collectively, as the “Named Executive Officers.”

	Annual Compensation				Long-Term Compensation Awards

					Restricted		Securities
				Other Annual	Share Unit		Underlying	All Other
		Salary	Bonus	Compensation(1)	Award(s)		Options	Compensation
	Year	($)	($)	($)	($)		(#)	($)

Joe W. Forehand(2)	2004	1,968,000	94,921	—	$6,000,000	(3)	—	—
Chief Executive Officer and	2003	2,112,000	94,240	—	—		—	—
Chairman of the Board of Directors	2002	2,112,000	40,624	—	—		—	—
R. Timothy S. Breene(4)(5)	2004	1,583,681	76,393	816,256	—		—	—
Chief Strategy Officer	2003	1,538,935	68,694	302,562	—		—	—
	2002	1,406,770	27,056	834,909	—		—	—
Stephan A. James(5)	2004	1,899,339	82,302	—	—		—	—
Chief Operating Officer —	2003	1,782,000	79,515	—	—		—	—
Capabilities and Deputy Chairman of the Board of Directors	2002	1,782,000	34,277	—	—		—	—
William D. Green(2)	2004	1,639,500	79,282	—	—		—	—
Chief Operating Officer —	2003	1,518,000	67,735	—	—		—	—
Client Services	2002	1,518,000	29,199	—	—		—	—
Jackson L. Wilson, Jr.(5)	2004	1,624,742	76,247	—	—		—	—
Chief Executive—	2003	1,716,000	81,777	—	—		—	—
Business Process Outsourcing	2002	1,848,000	35,546	—	—		—	—

(1)	Except as otherwise indicated, the aggregate amount of perquisites and other personal benefits, securities or property received by any Named Executive Officer does not exceed $50,000.
(2)	Mr. Forehand served as our Chief Executive Officer during fiscal 2004. Mr. Green became our Chief Executive Officer effective September 1, 2004.
(3)	Consists of a performance-based award of up to 247,499 restricted share units granted on June 1, 2004. These restricted share units may vest, in whole or in part, at the end of Accenture’s fiscal year ending August 31, 2006. The vesting schedule for the award is based on the achievement of certain targets for the period starting on September 1, 2003 and ending on August 31, 2006 (the “Performance Period”), and vests based on two different sets of performance criteria. Up to 50% of the award will vest, in whole or in part, based upon Accenture’s total shareholder return, as compared to a group of peer companies during the Performance Period. The remaining 50% of the award will vest, in whole or in part, based upon the achievement of operating income targets by Accenture for the Performance Period. At August 31, 2004, the value of the award was $6,459,734, based upon the last reported price of Accenture Ltd Class A common shares on that date. If dividends are declared on Accenture Ltd Class A common shares while the restricted share units are outstanding, the number of restricted share units to be granted will be adjusted to reflect the payment of such dividends.
(4)	Mr. Breene temporarily relocated from the United Kingdom to the United States in 2001 in conjunction with his duties as Accenture’s Chief Strategy Officer. In accordance with Accenture’s standard relocation policy, Mr. Breene receives an array of incremental payments and reimbursements as compensation for his expenses incurred while working on an expatriate basis. These include incidental expenses, allowances and payment related to incremental taxes due on various items of income as a consequence of his residence in the United States.
(5)	Mr. Breene, Mr. James and Mr. Wilson were serving as executive officers at the end of fiscal 2004 but are no longer executive officers. Mr. Breene continues to be a part of our global management team. Both Mr. James and Mr. Wilson retired from Accenture, effective September 1, 2004.

Compensation Committee Interlocks and Insider Participation

      For fiscal 2004, our partners’ compensation, including the compensation of our executive officers, was determined based on the “unit” level of the individual partner. At the beginning of fiscal 2004, a partners’ income committee, consisting of our chief executive officer and 59 partners he appointed, reviewed evaluations and recommendations concerning the performance of partners and determined relative levels of compensation, or unit allocation. Based on its review, the committee prepared a partners’ income plan, which will be submitted to the partners for their approval. Following approval, the plan will be submitted to the Board of Directors of Accenture Ltd as a recommendation with respect to the unit allocation of the chief executive officer and the other principal executive officers of Accenture Ltd.

      As part of Accenture’s budgeting process, the Board of Directors approves budgeted amounts for Accenture’s results and cash compensation to the partners, with each partner receiving his or her compensation based on his or her unit allocation. Accenture pays a portion of the total budgeted compensation to partners as a fixed component of compensation and may pay the remainder of the budgeted amount, or more, as a bonus based on actual operating results compared to budgeted amounts.

      Since November 2003, the Compensation Committee has been comprised solely of independent directors: Sir Mark Moody-Stuart (who continues to serve as chair), Dina Dublon and Dennis F. Hightower. Prior to Mr. Hightower’s appointment in November 2003, William D. Green served as a member of the Compensation Committee.

Compensation of Outside Directors

      No director who is an Accenture employee receives additional compensation for serving as a director. Except as noted below, each director who is not an employee of Accenture Ltd or its subsidiaries receives: an annual retainer of $50,000, which may be deferred in whole or in part, through receipt of fully-vested restricted share units; an initial grant of an option to purchase 25,000 Class A common shares upon election to the Board of Directors; and an annual grant of an option to purchase 10,000 Class A common shares. Each grant of options vests fully after one year (or sooner upon death, disability or involuntary termination, or removal from the Board of Directors) and generally expires after 10 years. Sir Mark Moody-Stuart has received an additional annual retainer of $125,000 for his service as Lead Outside Director. Steven A. Ballmer has elected not to receive any compensation for his service as a director.

      In addition, each member of our Audit Committee receives additional cash compensation of $5,000 each year for his or her service on the Audit Committee, except that the chairwoman of the Audit Committee receives additional cash compensation each year of $10,000.

Employment Contracts

      Each of our Chief Executive Officer and our Named Executive Officers who are current Accenture employees has entered into an annual employment agreement which is renewed automatically each year. The employment agreements, which are standard employment contracts for Accenture partners, provide that these executive officers will receive compensation as determined by Accenture. Pursuant to the employment agreements, each of the executive officers has also entered into a non-competition agreement whereby each has agreed that, for a specified period, he or she will not (1) associate with and engage in competing services for any competitive enterprise; or (2) solicit or assist any other entity in soliciting any client or prospective client for the purposes of providing competing services, perform competing services for any client or prospective client, or interfere with or damage any relationship between us and a client or prospective client. In addition, each of these executive officers has agreed that for the restricted period he or she will not solicit or employ any Accenture employee or any former employee who ceased working for us within an 18-month period before or after the date on which the executive officer’s employment with us or any of our affiliates terminated.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of More than Five Percent

      As of October 29, 2004, the only persons known by us to be beneficial owners of more than five percent of Accenture Ltd’s Class A common shares or Class X common shares were as follows:

	Accenture Ltd Class A		Accenture Ltd Class X
	common shares		common shares		Percentage of
					the total number of
	Shares	% of Shares	Shares	% of Shares	Class A and Class X
	beneficially	beneficially	beneficially	beneficially	common shares
Name and Address of Beneficial Owner	owned	owned	owned	owned	beneficially owned

Parties to the voting provisions of the Voting Agreement c/o Accenture Ltd Canon’s Court, 22 Victoria Street Hamilton HM12, Bermuda (1)	94,629,429	16.5%	229,085,008	62.7%	34.5%
Stichting Naritaweg I Naritaweg 155 1043 BW Amsterdam The Netherlands	—	—	21,334,880	5.8%	2.3%
Stichting Naritaweg II Naritaweg 155 1043 BW Amsterdam The Netherlands	—	—	24,368,548	6.7%	2.6%
Wellington Management Co. LLP 75 State Street Boston, Massachusetts 02109	31,524,768	5.5%	—	—	3.4%

(1)	Each party to the Voting Agreement disclaims beneficial ownership of the shares subject to the Voting Agreement owned by any other party to the agreement. See “Certain Transactions and Relationships—Accenture Ltd Voting Agreement.”

     Two Dutch foundations, Stichting Naritaweg I and Stichting Naritaweg II, hold Accenture Ltd Class X common shares that would otherwise have been held by some of our partners. These foundations’ shares will be voted in any vote of Accenture Ltd shareholders in accordance with the preliminary vote taken by our partners, although the foundations will not participate in the preliminary vote. See “Certain Transactions and Relationships—Accenture Ltd Voting Agreement” below for a discussion of the preliminary vote.

      As of October 29, 2004, Accenture SCA, the Accenture Share Employee Compensation Trust and certain wholly-owned subsidiaries of Accenture SCA and Accenture Ltd directly and indirectly beneficially owned an aggregate of 21,202,313 Accenture Ltd Class A common shares, or 3.7% of the outstanding Class A common shares. Accenture SCA, these subsidiaries and the Accenture Share Employee Compensation Trust expect to exercise their power to vote or direct the vote of the Class A common shares beneficially owned by them in a manner that will have no impact on the outcome of any vote of the shareholders of Accenture Ltd.

Security Ownership of Directors and Executive Officers

      The following table sets forth, as of October 29, 2004, information regarding the beneficial ownership of Accenture Ltd Class A common shares and Class X common shares and of Accenture SCA Class I common shares held by: (1) each of our directors and Named Executive Officers; and (2) all of our directors, director nominees and executive officers as a group. To our knowledge, except as otherwise indicated, each of the persons or entities listed below has sole voting and investment power with respect to the shares beneficially owned by him or her. For purposes of the table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that such person has the right to acquire within 60 days after October 29, 2004. For purposes of computing the percentage of outstanding Accenture Ltd Class A common shares and/or Class X common shares and/or Accenture SCA Class I common shares held by each person or group of persons named below, any shares that such person or persons has the right to acquire within 60 days after October 29, 2004 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

	Accenture SCA Class I			Accenture Ltd Class A			Accenture Ltd Class X
	common shares			common shares			common shares
										Percentage of the
		% of			% of			% of		total number of
	shares	shares		shares	shares		shares	shares		Class A and Class X
	beneficially	beneficially		beneficially	beneficially		beneficially	beneficially		common shares
Name(1)	owned	owned		owned	owned		owned	owned		beneficially owned

Joe W. Forehand(2)(3)(4)	956,889	*	%	1,000	**	%	956,889	***	%	****
William D. Green(2)(3)	832,031	*		—	—		832,031	***		****
Steven A. Ballmer	—	—		—	—		—	—		—
Dina Dublon(5)	—	—		51,207	**		—	—		****
Joel P. Friedman(2)(3)	668,930	*		—	—		668,930	***		****
Dennis F. Hightower(6)	—	—		25,000	**		—	—		****
William L. Kimsey(6)	—	—		25,000	**		—	—		****
Robert I. Lipp(5)	—	—		187,260	**		—	—		****
Blythe J. McGarvie(5)	—	—		49,603	**		—	—		****
Mark Moody-Stuart(5)	—	—		59,252	**		—	—		****
Masakatsu Mori(2)	—	—		563,895	**		—	—		****
Wulf von Schimmelmann(5)	—	—		45,000	**		—	—		****
Carlos Vidal(3)	613,080	*		—	—		—	—		—
R. Timothy S. Breene(2)(3)(7)	618,987	*		—	—		618,987	***		****
Stephan A. James(2)(3)(8)	748,677	*		—	—		748,677	***		****
Jackson L. Wilson, Jr.(2)(3)(9)	771,591	*		3,232	**		771,591	***		****
All directors and executive officers as a group (24 persons)	7,638,822	*	%	2,812,940	**	%	6,302,557	1.7%		1.0%

*	Less than 1% of Accenture SCA’s Class I common shares outstanding.
**	Less than 1% of Accenture Ltd’s Class A common shares outstanding.
***	Less than 1% of Accenture Ltd’s Class X common shares outstanding.
****	Less than 1% of the total number of Accenture Ltd’s Class A common shares and Class X common shares outstanding.
(1)	Address for all persons listed is c/o Accenture, 1661 Page Mill Road, Palo Alto, California 94304 USA.
(2)	Excludes the common shares subject to the Accenture Ltd voting agreement that are owned by other parties to the voting agreement. Each of Joe W. Forehand, William D. Green, Joel P. Friedman, Masakatsu Mori, R. Timothy S. Breene, Stephan A. James and Jackson L. Wilson, Jr. is a party to the voting agreement. Each of these individuals, however, disclaims beneficial ownership of the common shares subject to the voting agreement other than those specified above for him individually. See “Certain Transactions and Relationships— Accenture Ltd Voting Agreement.”
(3)	Subject to contractual transfer restrictions, Accenture SCA is obligated, at the option of the holder of its shares and at any time, to redeem any outstanding Accenture SCA Class I common shares held by the holder. The redemption price per share generally is equal to the market price of an Accenture Ltd Class A common share at the time of the redemption. Accenture SCA has the option to pay this redemption price with cash or by delivering Accenture Ltd Class A common shares on a one-for-one basis. Each time an Accenture SCA Class I common share is redeemed from a holder, Accenture Ltd has the option, and intends to, redeem an Accenture Ltd Class X common share from that holder, for a redemption price equal to the par value of the Accenture Ltd Class X common share, or $.0000225.

(4)	Includes 200,000 Accenture SCA Class I common shares held by a limited partnership in which Mr. Forehand has a beneficial interest that were transferred in accordance with our Family and Charitable Transfer Program.
(5)	Includes 45,000 Accenture Ltd Class A common shares that could be acquired through the exercise of share options within 60 days from October 29, 2004.
(6)	Consists of 25,000 Accenture Ltd Class A common shares that could be acquired through the exercise of share options within 60 days from October 29, 2004.
(7)	Includes 264,663 Accenture SCA Class I common shares held by three family trusts in which Mr. Breene has a beneficial interest that were transferred in accordance with our Family and Charitable Transfer Program. Mr. Breene was an executive officer of Accenture Ltd at August 31, 2004 but no longer serves as an executive officer.
(8)	Includes 225,000 Accenture SCA Class I common shares held by a limited partnership in which Mr. James has a beneficial interest that were transferred in accordance with our Family and Charitable Transfer Program. Mr. James was an executive officer of Accenture Ltd at August 31, 2004 but no longer serves as an executive officer.
(9)	Includes 296,766 Accenture SCA Class I common shares held by a grantor retained annuity trust in which Mr. Wilson has a beneficial interest that were transferred in accordance with our Family and Charitable Transfer Program. Mr. Wilson was an executive officer of Accenture Ltd at August 31, 2004 but no longer serves as an executive officer.

Equity Compensation Plan Information

      The following table sets forth, as of August 31, 2004, certain information related to our compensation plans under which Accenture Ltd Class A common shares may be issued.

				Number of shares remaining
	Number of shares to be issued upon		Weighted average exercise	available for future issuance
	exercise of outstanding options,		price of outstanding	(excluding securities
Plan Category	warrants and rights		options, warrants and rights	reflected in 1st column)

Equity compensation plans approved by shareholders:
2001 Share Incentive Plan	92,217,487	(1)	$10.68	208,410,996
2001 Employee Share Purchase Plan	—		N/A	47,562,798	(2)
Equity compensation plans not approved by Shareholders	—		N/A	—

Total	92,217,487			255,973,794

(1)	Consists of 63,938,783 options, with a weighted average exercise price of $15.40 per share, and 28,278,704 restricted share units.
(2)	Since August 31, 2004, an additional 3,686,297 Accenture Ltd Class A common shares were issued as of November 1, 2004 at the conclusion of the offering period under the 2001 Employee Share Purchase Plan that commenced on May 2, 2004.

ITEM 13.	CERTAIN TRANSACTIONS AND RELATIONSHIPS

Reorganization and Related Transactions

      We completed a series of transactions during fiscal years 2001 and 2002 in order to have Accenture assume a corporate structure. The principal reorganization transactions and related transactions are summarized below.

•	Our partners received shares in our global corporate structure in lieu of their interests in our local business operations. Our partners in Australia, Denmark, France, Italy, Norway, Spain, Sweden and the United States received Accenture SCA Class I common shares in lieu of their interests in our local operations in those countries. Our partners in Canada and New Zealand received Accenture Canada Holdings exchangeable shares in lieu of their interests in our local operations in those countries. Our partners elsewhere received Accenture Ltd Class A common shares in lieu of their interests in our local operations in the relevant countries. Most of our partners receiving Accenture SCA Class I common shares or Accenture Canada Holdings exchangeable shares received a corresponding number of Accenture Ltd Class X common shares.

•	In connection with our transition to a corporate structure, each partner’s paid-in capital was returned to that partner.

•	We distributed to our partners earnings undistributed as of the date of the consummation of our transition to a corporate structure.

Share Management Plan

      We recognize the need to address three important objectives related to the ownership of Accenture Ltd Class A common shares: increased public float, broader ownership of the Accenture Ltd Class A common shares and the orderly entry of our shares into the market. We also recognize the needs of our partners to diversify their portfolios and to achieve additional liquidity over time. To balance these objectives, and to effectively incent our current and future partners, since the first half of fiscal 2002 we have implemented a number of arrangements, which we refer to collectively as our “Share Management Plan,” and which currently include the components described below.

Common Agreements

      Following are descriptions of the material terms of the Accenture Ltd common agreement and the Accenture SCA common agreement, the forms of which have been filed as exhibits to this Annual Report on Form 10-K. As of August 31, 2004, more than 2,900 of our partners and former partners, holding more than 493 million Accenture Ltd Class A common shares, Accenture SCA Class I common shares and Accenture Canada Holdings exchangeable shares, including substantially all of such shares held by our partners and former partners and previously received by them in connection with our transition to a corporate structure, have executed one or both of these common agreements.

Accenture Ltd Common Agreement

      Accenture Ltd and certain of the covered persons under the voting agreement described below under “—Accenture Ltd Voting Agreement” have entered into a common agreement, under which each such covered person agrees not to transfer any of his or her covered shares under the voting agreement until July 24, 2005, except:

•	to participate as a seller in underwritten public offerings, share purchases, sales or redemptions or other transactions, in each case as approved in writing by Accenture Ltd; and/or

•	to estate and/or tax planning vehicles, family members and charitable organizations that agree to become bound by transfer restrictions as approved in writing by Accenture Ltd as further described below under “—Family and Charitable Transfer Program.”

      These limitations are not affected by a covered person’s retirement status but do terminate upon the death of the covered person. Notwithstanding these limitations, a covered person may (1) exchange Accenture Canada Holdings exchangeable shares for Accenture Ltd Class A common shares and (2) pledge his or her covered shares subject to the terms described under “—Accenture Ltd Voting Agreement—Transfer Restrictions” below.

      Partners and former partners party to the voting agreement continue to be subject to the voting agreement, whether or not they enter into the Accenture Ltd Common Agreement.

Accenture SCA Common Agreement

      Accenture SCA and certain of the covered persons under the transfer rights agreement described below under “—Accenture SCA Transfer Rights Agreement” have entered into a common agreement under which each such covered person agrees not to transfer any of his or her covered shares under the transfer rights agreement until July 24, 2005, except:

•	to participate as a seller in underwritten public offerings, share purchases, sales or redemptions or other transactions, in each case as approved in writing by Accenture SCA or Accenture Ltd; and/or

•	to estate and/or tax planning vehicles, family members and charitable organizations that agree to become bound by transfer restrictions as approved in writing by Accenture SCA or Accenture Ltd as further described below under “—Family and Charitable Transfer Program.”

      These limitations are not affected by a covered person’s retirement status but do terminate upon death of the covered person. Notwithstanding these limitations, (1) a covered person may require Accenture SCA to redeem his or her Class I common shares for a redemption price per share generally equal to the lower of the market price of an Accenture Ltd Class A common share and $1, and (2) a covered person may pledge his or her covered shares, in each case subject to the terms described under “—Accenture SCA Transfer Rights Agreement— Transfer Restrictions” below.

      We expect that any transfers described above will be approved under Accenture SCA’s articles of association.

      Partners and former partners party to the transfer rights agreement continue to be subject to the transfer rights agreement, whether or not they enter into the Accenture SCA common agreement.

Public Offerings

      We have facilitated, and may facilitate in the future, public offerings of Accenture Ltd Class A common shares by Accenture Ltd, our partners, former partners and their permitted transferees. Unless otherwise indicated in connection with any such offering, we use the net proceeds from any sales by Accenture Ltd of its Class A common shares to purchase or redeem, as the case may be,

Accenture SCA Class I common shares and Accenture Canada Holdings exchangeable shares from our partners, former partners and their permitted transferees holding these shares. Since our initial public offering in July 2001, we have facilitated four such offerings, as well as related purchases and redemptions, in which our partners, former partners and their permitted transferees have directly or indirectly sold or redeemed, as the case may be, approximately 67 million Accenture Ltd Class A common shares and approximately 185 million Accenture SCA Class I common shares and Accenture Canada Holdings exchangeable shares to Accenture.

Family and Charitable Transfer Program

      We have approved, and expect to approve in the future, certain estate and/or tax planning strategies that allow the value of a partner’s shares to be transferred directly or indirectly through tax planning vehicles which may reduce estate, gift, wealth or income taxes of either the partner or the recipient of the shares. We believe that these strategies have been implemented with minimal involvement or expense by Accenture. Partners wishing to use these family and charitable transfers are required to work with identified local tax and legal advisors to ensure that the transfers comply with Accenture’s requirements.

      We have imposed conditions on these transfers, such as requiring that (1) any transferee be bound by transfer restrictions substantially similar to the terms of the common agreements, the voting agreement and/or the transfer rights agreement, as applicable, (2) except as where expressly approved in transactions where tax and/or estate planning purposes cannot otherwise be achieved, sole voting power over transferred shares be retained by partners, and (3) Accenture be indemnified for any legal or tax liability arising from the use of the family and charitable transfer. Family and charitable transfers are only permitted to the extent that such transfers do not impair the required collateral of shares previously pledged by partners pursuant to the applicable non-competition agreement.

      As of August 31, 2004 more than 20 million Accenture Ltd Class A common shares, Accenture SCA Class I common shares and Accenture Canada Holdings exchangeable shares had been transferred in accordance with this program.

Quarterly Partner Share Transactions

      Commencing in calendar year 2002, we have permitted partners and former partners who are bound by the common agreements, as well as their permitted transferees who generally have agreed to restrictions required by Accenture, to sell or redeem shares in quarterly transactions with us or third parties at or below market prices. These quarterly transactions have included, among others, sales of Accenture Ltd Class A common shares in accordance with the manner of sale provisions of Rule 144 under the Securities Act, as well as redemptions, purchases and exchanges by Accenture of Accenture SCA Class I common shares and Accenture Canada Holdings exchangeable shares from our partners and former partners holding these shares. These redemptions, purchases and exchanges have been at ratable levels with such sales of the Class A common shares by our partners, former partners and their permitted transferees. To be eligible for these opportunities, the transfer restrictions applicable to such shares in the voting agreement or transfer rights agreement (or other agreements to which permitted transferees have agreed) must no longer be in effect.

      As of August 31, 2004 through these and other transactions, our partners and former partners and their permitted transferees have sold approximately 21 million Accenture Ltd Class A common shares and sold or redeemed approximately 38 million Accenture SCA Class I common shares and Accenture Canada Holdings exchangeable shares to Accenture.

Partner Payments

      We have required certain of our partners, former partners and their permitted transferees, any time they sell shares in Accenture-approved underwritten public offerings, to pay to us an amount equal to 3% of the gross proceeds from the sale of the shares, less the amount of any underwriting discount. Similarly, certain of our partners, former partners and their permitted transferees participating in any quarterly share transactions have been required to pay to us an amount equal to 3 1/2% of the gross proceeds, less any brokerage costs. We have applied these amounts to cover our expenses in connection with these transactions and the administration of our Share Management Plan, with the excess being applied to fund the share employee compensation trust described below.

Accenture Share Employee Compensation Trust

      In order to preserve Accenture’s partnership culture and sense of stewardship, we created a share employee compensation trust (the “SECT”) through which we acquire Accenture Ltd Class A common shares to provide shares for select Accenture employee benefits, such as equity awards to future partners. In fiscal 2004, the Board of Directors of Accenture Ltd authorized an additional $150 million for use in open-market purchases of Accenture Ltd Class A common shares. At August 31, 2004, the SECT had $31 million of previously authorized contributions available for share purchases. In addition, as of August 31, 2004 and in accordance with the prior direction from the Board of Directors of Accenture Ltd, $31 million of transaction fees paid by our partners, former partners and their permitted transferees participating in our Share Management Plan transactions have been made available for use toward open-market purchases of Accenture Ltd Class A common shares. As of August 31, 2004, the SECT and its predecessor had purchased an aggregate of 29 million Accenture Ltd Class A common shares in open-market purchases.

Accenture Ltd Voting Agreement

      Following is a description of the material terms of the voting agreement, the form of which has been filed as an exhibit to this Annual Report on Form 10-K.

Persons and Shares Covered

      Accenture Ltd and each of our partners who owns Accenture Ltd Class A common shares or Class X common shares have entered into a voting agreement. We refer to the parties to the voting agreement, other than Accenture Ltd, as “covered persons.”

      The Accenture Ltd shares covered by the voting agreement generally include (1) any Accenture Ltd Class X common shares that are held by a partner, (2) any Accenture Ltd Class A common shares beneficially owned by a partner at the time in question and also as of or prior to the initial public offering of the Accenture Ltd Class A common shares in July 2001 and (3) any Accenture Ltd Class A common shares if they are received from us while a partner or in connection with becoming a partner or otherwise acquired if the acquisition is required by us. We refer to the shares covered by the voting agreement as “covered shares.” Accenture Ltd Class A common shares purchased by a covered person in the open market or, subject to certain limitations, in an underwritten public offering, generally are not subject to the voting agreement. When a covered person ceases to be an employee of Accenture, the covered shares held by that covered person will no longer be subject to the voting provisions of the voting agreement described below under “—Voting.”

      Each partner elected after the initial public offering of the Accenture Ltd Class A common shares in July 2001 agrees in the voting agreement to own at least 5,000 Accenture Ltd Class A common shares by the end of the third year after that covered person becomes a partner and to hold at least that number of shares for so long as that covered person is a partner.

Transfer Restrictions

      By entering into the voting agreement, each covered person has agreed, among other things, to:

•	except as described below, maintain beneficial ownership of his or her covered shares received on or prior to July 24, 2001 for a period of eight years thereafter;

•	maintain beneficial ownership of at least 25% of his or her covered shares received on or prior to July 24, 2001 as long as he or she is an employee of Accenture; and

•	comply with certain additional transfer restrictions imposed by or with the consent of Accenture from time to time, including in connection with offerings of securities by Accenture Ltd.

      Notwithstanding the transfer restrictions described in this summary, covered persons who continue to be employees of Accenture are permitted to transfer a percentage of the covered shares received by them on or prior to July 24, 2001 and owned by them commencing on July 24, 2002 as follows:

Cumulative percentage of shares
permitted to be transferred	Years after July 24, 2001

10%	1 year
25%	2 years
35%	3 years
45%	4 years
55%	5 years
65%	6 years
75%	7 years
100%	The later of (a) 8 years and (b) end of employment by Accenture

      Partners retiring from Accenture at the age of 50 or above are permitted to transfer covered shares they own on an accelerated basis as follows:

Percentage of remaining
transfer restricted shares
Age at retirement	permitted to be transferred

56 or older	100%
55	87.5%
54	75%
53	62.5%
52	50%
51	37.5%
50	25%

      In addition, beginning on July 24, 2002, a retired partner who reaches the age of 56 is permitted to transfer any covered shares he or she owns. Any remaining shares owned by a retiring partner for which transfer restrictions are not released on an accelerated basis will be eligible to be transferred as if the retiring partner continued to be employed by Accenture.

      Partners who became disabled before our transition to a corporate structure are permitted to transfer all of their covered shares commencing on July 24, 2002. Partners who become disabled following our transition to a corporate structure will be subject to the general transfer restrictions applicable to our employees or, if disabled after the age of 50, will benefit from the accelerated lapses of transfer restrictions applicable to retired partners.

      All transfer restrictions applicable to a covered person under the voting agreement terminate upon death.

      If Accenture approves in writing a covered person’s pledge of his covered shares to a lender, foreclosures by the lender on those shares, and any subsequent sales of those shares by the lender, are not restricted, provided that the lender must give Accenture a right of first refusal to buy any shares at the market price before they are sold by the lender.

      Notwithstanding the transfer restrictions described in this summary, Accenture Ltd Class X common shares may not be transferred at any time, except upon the death of a holder of Class X common shares or with the consent of Accenture Ltd.

      Accenture Canada Holdings exchangeable shares held by covered persons are also subject to the transfer restrictions in the voting agreement.

      We expect that the above-described transfer restrictions will be waived to permit sales in underwritten public offerings, share purchases, redemptions or other transactions approved by Accenture and to permit family and charitable transfers approved by Accenture by those partners that have agreed to the transfer restrictions described above in the common agreements on any other transfers of their equity interests until July 24, 2005. See “—Share Management Plan” for a discussion of the terms of these restrictions on transfer. For a description of how the transfer restrictions described in the voting agreement may be waived, see “—Waivers and Adjustments” below.

Other Restrictions

      The voting agreement also prevents covered persons who are employees of Accenture from engaging in the following activities with any person who is not a covered person who is an employee of Accenture or a director, officer or employee of Accenture:

•	participating in a proxy solicitation with respect to shares of Accenture;

•	depositing any covered shares in a voting trust or subjecting any of these shares to any voting agreement or arrangement;

•	forming, joining or in any way participating in a “group” that agrees to vote or dispose of shares of Accenture in a particular manner;

•	except as provided in the partner matters agreement, proposing certain transactions with Accenture;

•	seeking the removal of any member of the Board of Directors of Accenture Ltd or any change in the composition of Accenture Ltd’s Board of Directors;

•	making any offer or proposal to acquire any securities or assets of Accenture; or

•	participating in a call for any special meeting of the shareholders of Accenture Ltd.

Voting

      Under the voting agreement, prior to any vote of the shareholders of Accenture Ltd, a separate, preliminary vote of the covered shares owned by covered persons who are employees of Accenture and not otherwise excluded by action or decision of the partner matter representatives described under “Accenture Ltd Voting Agreement— Administration and Resolution of Disputes” below will be taken on each matter upon which a vote of the shareholders is proposed to be taken. Subsequently, all of these covered shares will be voted in the vote of the shareholders of Accenture Ltd in accordance with the majority of the votes cast in the preliminary vote.

      Notwithstanding the foregoing, in elections of directors, all covered shares owned by covered persons who are our employees will be voted in favor of the election of those persons receiving the highest numbers of votes cast in the preliminary vote. In the case of a vote for an amendment to Accenture Ltd’s constituent documents, or with respect to an amalgamation, liquidation, dissolution, sale of all or substantially all of its property and assets or any similar transaction with respect to Accenture Ltd, all covered shares owned by covered persons who are our employees will be voted against the proposal unless at least 66 2/3% of the votes in the preliminary vote are cast in favor of that proposal, in which case all of these covered shares will be voted in favor of the proposal.

      So long as the covered shares owned by covered persons that are our employees represent a majority of the outstanding voting power of Accenture Ltd, partners from any one country will not have more than 50% of the voting power in any preliminary vote under the voting agreement.

Term and Amendment

      The voting agreement will continue in effect until the earlier of April 18, 2051 and the time it is terminated by the vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are our employees. The transfer restrictions will not terminate upon the expiration or termination of the voting agreement unless they have been previously waived or terminated under the terms of the voting agreement. The voting agreement may generally be amended at any time by the affirmative vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are our employees. Amendment of the transfer restrictions also requires the consent of Accenture Ltd.

Waivers and Adjustments

      The transfer restrictions and the other provisions of the voting agreement may be waived at any time by the partners representatives to permit covered persons to:

•	participate as sellers in underwritten public offerings of common shares and tender and exchange offers and share purchase programs by Accenture;

•	transfer covered shares in family or charitable transfers;

•	transfer covered shares held in employee benefit plans; and

•	transfer covered shares in particular situations (for example, to immediate family members and trusts).

      Subject to the foregoing, from time to time, pursuant to the terms of the voting agreement, the partners representatives may also approve limited relief from the existing share transfer restrictions for specified partners or groups of partners in connection with particular retirement, employment and severance arrangements that we determine to be important to the execution of our business strategy. The provisions of the voting agreement may generally be waived by the affirmative vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are our employees. A general waiver of the transfer restrictions also requires the consent of Accenture Ltd. The partner representatives review the voting agreement on an ongoing basis and, at least once every four years, consider whether to propose amendments to, or the termination of, the agreement.

Administration and Resolution of Disputes

      The terms and provisions of the voting agreement are administered by the partners representatives, which consist of persons who are both partners of Accenture and members of Accenture Ltd’s Board of Directors and who agree to serve in such capacity. The partners representatives have the sole power to enforce the provisions of the voting agreement. Persons not party to the voting agreement are not beneficiaries of the provisions of the voting agreement.

Accenture SCA Transfer Rights Agreement

      Following is a description of the material terms of the transfer rights agreement, the form of which has been filed as an exhibit to this Annual Report on Form 10-K.

Persons and Shares Covered

      Accenture SCA and each of our partners who owns shares of Accenture SCA have entered into a transfer rights agreement. We refer to parties to the transfer rights agreement, other than Accenture SCA, as “covered persons.”

      The Accenture SCA shares covered by the transfer rights agreement generally include all Class I common shares of Accenture SCA owned by a covered person. We refer to the shares covered by the transfer rights agreement as “covered shares.”

Transfer Restrictions

      The articles of association of Accenture SCA provide that shares of Accenture SCA (other than those held by Accenture Ltd) may be transferred only with the consent of the Accenture SCA supervisory board or its delegate, the Accenture SCA partners committee. In addition, by entering into the transfer rights agreement, each party (other than Accenture Ltd) agrees, among other things, to:

•	except as described below, maintain beneficial ownership of his or her covered shares received on or prior to July 24, 2001 for a period of eight years thereafter;

•	maintain beneficial ownership of at least 25% of his or her covered shares received on or prior to July 24, 2001 as long as he or she is an employee of Accenture; and

•	comply with certain other transfer restrictions when requested to do so by Accenture.

      Notwithstanding the transfer restrictions described in this summary, covered persons who continue to be employees of Accenture will be permitted to transfer a percentage of the covered shares received by them on or prior to July 24, 2001 and owned by them commencing on July 24, 2002 as follows:

Cumulative percentage of
shares permitted to
be transferred	Years after July 24, 2001

10%	1 year
25%	2 years
35%	3 years
45%	4 years
55%	5 years
65%	6 years
75%	7 years
100%	The later of (a) 8 years and (b) end of employment by Accenture

      Partners retiring from Accenture at the age of 50 or above will be permitted to transfer covered shares they own on an accelerated basis commencing on July 24, 2002 as follows:

Percentage of remaining
transfer restricted shares
Age at retirement	permitted to be transferred

56 or older	100%
55	87.5%
54	75%
53	62.5%
52	50%
51	37.5%
50	25%

      In addition, beginning on July 24, 2002, a retired partner who reaches the age of 56 is permitted to transfer any covered shares he or she owns. Any remaining shares owned by a retiring partner for which transfer restrictions are not released on an accelerated basis will be eligible to be transferred as if the retiring partner continued to be employed by Accenture.

      Partners who became disabled before our transition to a corporate structure are permitted to transfer all of their covered shares commencing on July 24, 2002. Partners who become disabled following our transition to a corporate structure will be subject to the general transfer restrictions applicable to our employees or, if disabled after the age of 50, will benefit from the accelerated lapses of transfer restrictions applicable to retired partners.

      In addition, at any time after May 31, 2004, covered persons holding Accenture SCA Class I common shares may, without restriction, require Accenture SCA to redeem any Accenture SCA Class I common share held by such holder for a redemption price per share generally equal to the lower of the market price of an Accenture Ltd Class A common share and $1. Accenture SCA may, at its option, pay this redemption price in cash or by delivering Accenture Ltd Class A common shares.

      All transfer restrictions applicable to a covered person under the transfer rights agreement terminate upon death.

      If Accenture approves in writing a covered person’s pledge of his or her covered shares to a lender, foreclosures by the lender on those shares and any subsequent sales of those shares by the lender are not restricted, provided that the lender must give Accenture a right of first refusal to buy any shares at the market price before they are sold by the lender.

      We expect that the above-described transfer restrictions will be waived to permit sales in underwritten public offerings, share purchases or redemptions or transfers in other transactions approved by Accenture and to permit transfers to estate and/or tax planning vehicles approved by Accenture by those partners that have agreed to restrictions on any other transfers of their equity interests until July 24, 2005. See “—Share Management Plan” for a discussion of the terms of this restriction on transfer. For a description of the waiver provisions relating to these transfer restrictions, see “—Waivers and Adjustments” below.

Term and Amendment

      The transfer rights agreement will continue in effect until the earlier of April 18, 2051 and the time it is terminated by the vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are our employees. The transfer restrictions will not terminate upon the expiration or termination of the transfer rights agreement unless they have been previously waived or terminated under the terms of the transfer rights agreement. The transfer rights agreement may generally be amended at any time by the affirmative vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are our employees. Amendment of the transfer restrictions also requires the consent of Accenture SCA. The SCA Partners Committee reviews the transfer rights agreement on an ongoing basis and, at least once every four years, considers whether to propose amendments to, or the termination of, the agreement.

Waivers and Adjustments

      The transfer restrictions and the other provisions of the transfer rights agreement may be waived at any time by the Accenture SCA partners committee to permit covered persons to:

•	participate as sellers in underwritten public offerings of common shares and tender and exchange offers and share purchase programs by Accenture;

•	transfer covered shares to charities, including charitable foundations;

•	transfer covered shares held in employee benefit plans; and

•	transfer covered shares in particular situations (for example, to immediate family members and trusts).

      Subject to the foregoing, from time to time, pursuant to the terms of the transfer rights agreement, the Accenture SCA partners committee may also approve limited relief from the existing share transfer restrictions for specified partners or groups of partners in connection with particular retirement, employment and severance arrangements that we determine to be important to the execution of our business strategy. The provisions of the transfer rights agreement may generally be waived by the affirmative vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are employees of Accenture. A general waiver of the transfer restrictions also requires the consent of Accenture SCA.

Administration and Resolution of Disputes

      The terms and provisions of the transfer rights agreement are administered by the Accenture SCA partners committee, which consists of persons who are both partners of Accenture and members of the supervisory board of Accenture SCA and who agree to serve in such capacity. The Accenture SCA partners committee has the sole power to enforce the provisions of the transfer rights agreement. Persons not party to the transfer rights agreement are not beneficiaries of the provisions of the transfer rights agreement.

Partner Matters Agreement

      Following is a description of the material terms of the partner matters agreement, the form of which has been filed as an exhibit to this Annual Report on Form 10-K.

General; Persons and Shares Covered

      Accenture Ltd and, with limited exceptions, each of our partners have entered into a partner matters agreement, and each other person who becomes a partner will be required to enter into the partner matters agreement. The purpose of the partner matters agreement is to establish procedures for continued involvement of our partners in certain Accenture governance issues. Partners will vote in partner matters votes held in accordance with the partner matters agreement based on, generally, (1) all Accenture Ltd common shares, restricted share units and options to acquire Accenture Ltd common shares held by a partner if they were received from us as a partner or in connection with becoming a partner and (2) all Accenture Ltd common shares otherwise acquired by a partner if the acquisition is required by us. Accenture Ltd common shares, restricted share units and options to acquire Accenture Ltd common shares acquired as our employee, prior to becoming a partner, will not be relevant to a partner’s vote in a partner matters vote. Accenture Ltd common shares purchased by partners in the open market will also not be relevant to a partner’s vote in a partner matters vote, unless such purchase was required by us.

      The partner matters agreement provides, among other things, mechanisms for our partners to:

•	have selected since our initial public offering, five partner nominees for membership on the Board of Directors of Accenture Ltd, as well as their replacements, should any of these partner-nominated directors fail to complete their specified terms of office;

•	make a non-binding recommendation to the Board of Directors of Accenture Ltd through a committee of partners regarding the selection of a chief executive officer of Accenture Ltd in the event a new chief executive officer is appointed within the first four years after our initial public offering;

•	vote on new partner admissions;

•	approve the partners’ income plan as described below; and

•	hold non-binding votes with respect to any decision to eliminate or materially change the current practice of allocating partner compensation on a relative, or “unit,” basis.

      Under the terms of the partner matters agreement, a partners’ income committee, consisting of the chief executive officer and partners he or she appoints, reviews evaluations and recommendations concerning the performance of partners and determines relative levels of income participation, or unit allocation. Based on its review, the committee will prepare a partners’ income plan, which then must be submitted to the partners in a partner matters vote. If the plan is approved by a 66 2/3% partner matters vote, it is: (1) binding with respect to the income participation or unit allocation of all partners other than the principal executive officers of Accenture Ltd (including the chief executive officer), subject to the impact on overall unit allocation of determinations by the Board of Directors of Accenture Ltd or the Compensation Committee of the Board of Directors of Accenture Ltd of the unit allocation for the executive officers, unless otherwise determined by the Board of Directors; and (2) submitted to the Compensation Committee of the Board of Directors of Accenture Ltd as a recommendation with respect to the income participation or unit allocation of the chief executive officer and the other principal executive officers of Accenture Ltd.

      Partners continue to vote on the admission of new partners. New partners will be approved by a 66 2/3% partner matters vote.

Term and Amendment; Waivers and Adjustments

      The partner matters agreement will continue in effect until it is terminated by a 66 2/3% partner matters vote.

      Any partner who ceases to be a partner of Accenture will no longer be a party to the partner matters agreement. The partner matters agreement may generally be amended or waived at any time by a 66 2/3% partner matters vote.

Administration and Resolution of Disputes

      The terms and provisions of the partner matters agreement are administered by the partner matters representatives, which consist of persons who are both partners of Accenture and members of Accenture Ltd’s Board of Directors and who agree to serve in such capacity. The partner matters representatives have the sole power to enforce the provisions of the partner matters agreement. No persons not a party to the partner matters agreement are beneficiaries of the provisions of the partner matters agreement.

Non-Competition Agreement

      Following is a description of the material terms of the non-competition agreements, the forms of which have been filed as exhibits to this Annual Report on Form 10-K.

Persons Covered

      Each of our partners as of the date of the consummation of our transition to a corporate structure has entered into a non-competition agreement.

Restricted Activities

      Each partner party to a non-competition agreement has agreed that, for a “restricted period” ending on the later of five years following the date of the initial public offering of the Accenture Ltd Class A common shares in July 2001 or 18 months following the termination of that partner’s employment with us or our affiliates, he or she will not (1) associate with and engage in competing services for any competitive enterprise or (2) solicit or assist any other entity in soliciting any client or prospective client for the purposes of providing consulting services, perform competing services for any client or prospective client, or interfere with or damage any relationship between us and a client or prospective client.

      In addition, each partner has agreed that for the restricted period he or she will not solicit or employ any Accenture employee or any former employee who ceased working for us within an eighteen-month period before or after the date on which the partner’s employment with us or our affiliates terminated.

Enforcement

      Each partner has agreed that if the partner were to breach any provisions of the non-competition agreement, we would be entitled to equitable relief restraining that partner from committing any violation of the non-competition agreement. In addition, each partner has agreed that if the partner were to breach any provisions of the non-competition agreement, he or she will pay to us a predetermined amount as and for liquidated damages and that those liquidated damages will be secured by that partner’s shares pursuant to a pledge agreement, which has been entered into by the parties. Notwithstanding the pledge agreement, partners will be permitted to dispose of their pledged securities in accordance with the terms of the Accenture Ltd common agreement, the Accenture SCA common agreement, the voting agreement or the transfer rights agreement, as the case may be, and to receive the proceeds from such dispositions.

      Because the laws concerning the enforcement of non-competition agreements vary, we may not be able to strictly enforce these terms in all jurisdictions.

Waiver and Termination

      We may waive non-competition agreements or any portion thereof with the consent of, and in the discretion of, the chief executive officer of Accenture Ltd. The non-competition agreements will terminate upon a change in control of Accenture Ltd.

Partner Liquidity Arrangements

      Accenture, the partners representatives under the voting agreement and the Accenture SCA partners committee under the transfer rights agreement have approved the pledge of covered shares to Salomon Smith Barney, Inc. (“SSB”) to secure personal loans to all Accenture partners and former partners (not including any of our directors or executive officers) in amounts agreed by SSB and its borrowers. As a condition to obtaining the right to make these personal loans, SSB has agreed to take all covered shares pledged subject to the transfer restrictions imposed on pledging partners or former partners pursuant to the common agreements, voting agreement and/or transfer rights agreement. Consequently, foreclosures by SSB on those pledged shares and any subsequent sales of those shares by SSB are restricted to the same extent they would be in the hands of the pledging partner or former partner.

Partner Tax Costs

      We have informed our partners that if a partner reports for tax purposes the transactions involved in connection with our transition to a corporate structure, we will provide a legal defense to that partner if his or her reporting position is challenged by the relevant tax authority. In the event such a defense is unsuccessful, and the partner is then subject to extraordinary financial disadvantage, we will review such circumstances for any individual partner and find an appropriate way to avoid severe financial damage to that individual partner.

Transactions with Directors

      Berthold von Schimmelmann is employed by Accenture at an annual salary of approximately $63,000. Mr. von Schimmelmann is the son of Wulf von Schimmelmann, one of our outside directors.